                             CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer SMA Core Bond Fund:

We consent to the use in this Registration Statement of Oppenheimer SMA Core Bond Fund, of our report dated
February 12, 2008, relating to the financial statements and financial highlights of Oppenheimer SMA Core Bond
Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Independent Registered Public Accounting Firm" appearing in the
Statement of Additional Information and "Financial Highlights" appearing in the Prospectus, which are part of such Registration Statement.

                                            /s/KPMG LLP
                                            KPMG LLP

Denver, Colorado
April 25, 2008